**AMENDMENT**

**AGREEMENT**, dated as of October 10, 2022 (this "Agreement"), by and between Puritan Partners LLC, a New York limited liability company ("Puritan Partners") and Jupiter Neurosciences, Inc., a Delaware corporation (the "Company"), having its principal place of business at 1001 North US Hwy 1, Suite 504, Jupiter, Florida 33477. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Securities Purchase Agreement, dated as of April 11, 2022 by and between Puritan Partners and the Company (the "Securities Purchase Agreement").

**WHEREAS**, Puritan Partners agreed to purchase pursuant to the Securities Purchase Agreement $1,111,111.11 principal amount of 10% Original Issue Discount Senior Secured Notes due April 11, 2023 (the "Note") and shares of Common Stock of the Company in the number set forth therein (the "Shares").

**WHEREAS,** the Company would like Puritan Partners, unless the Company is successful with its IPO and start trading on Nasdaq on or before October 17, 2022, to amend certain provisions in the Securities Purchase Agreement and Note to delay by one month the monthly redemption payment requirement under the Note;

**NOW, THEREFORE**, in consideration of the following and other consideration, the receipt of which is hereby acknowledged, the parties agree as follows as long as the Company is not publicly traded on or before October 17, 2022:

1. <u>Monthly Redemption Date</u>. The definition of "Monthly Redemption Date" set forth in Section 1 of the Note is deleted in its entirety and hereby replaced with the following:

   "Monthly Redemption Date" means the eleventh of each month, commencing immediately upon November 11, 2022 and terminating upon the full redemption of this Note.

2. <u>Monthly Redemption Amount</u>. The definition of "Monthly Redemption Amount" set forth in Section 1 of the Note is deleted in its entirety and hereby replaced with the following:

   "Monthly Redemption Amount" means, as to a Monthly Redemption, one sixth of the original principal amount at 110% of such principal amount, plus accrued but unpaid interest, liquidated damages and any other amounts then owing to the Holder in respect of this Note.

3. The third sentence of Section 2.01 of the Securities Purchase Agreement shall be deleted in its entirety and hereby replaced with the following: In addition, upon closing, the Purchaser will receive 108.333% coverage (i.e. the face amount of the Note, i.e., $1,111,111.11 divided by the lesser of (i) the price/share of the last issuance of solely

common stock (including options) of the Company, i.e., $8.10/share or (ii) the price of the Qualified Offering), in shares of common stock of the Company (or if units are issued in the Qualified Offering, units). The number of shares to be received at Closing shall be determined by using clause (i) above.

Each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first written above.

**JUPITER NEUROSCIENCES, INC.**

**By: /s/ Christer Rosén**

**Name: Christer Rosén**
**Title: Chairman & Chief Executive Officer**

**Puritan Partners LLC**

**By: /s/ Richard Smithline**

**Name: Richard Smithline**
**Title: Managing Member**